UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 08/30/2011

CDI Corp.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

(Address of principal executive offices, including zip code)

(215) 569-2200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 30, 2011, Robert M. Larney was appointed Executive Vice President and Chief Financial Officer of CDI Corp. (“CDI” or the “Company”), replacing Mark A. Kerschner.

Robert M. Larney, age 60, was the Senior Vice President and Chief Financial Officer of Tekni-Plex, Inc. (a global manufacturer of packaging, products and materials for the healthcare, consumer and food packaging industries) from October 2008 to August 2011. He served as the Executive Vice President and Chief Financial Officer of Foamex International Inc. (a manufacturer of flexible polyurethane foam and other foam products) from July 2007 to October 2008. From 2004 to 2007, Mr. Larney served as Executive Vice President and Chief Financial Officer, Business Group America of Rieter Automotive Systems, a division of Rieter Group (a supplier of integrated solutions of noise control and thermal management as well as interior trim for the automotive and truck industry).

In connection with his becoming Executive Vice President and Chief Financial Officer of CDI, Robert Larney signed an offer letter from the Company dated August 15, 2011 and an Employment Agreement with the Company effective August 30, 2011. Certain terms of the offer letter and Employment Agreement, including the compensation he will receive, are summarized below.

Base Salary: Mr. Larney’s base salary will be $475,000 per year.

Cash Bonuses: Mr. Larney will be eligible to earn an annual cash bonus based on the achievement of Company and individual performance goals pursuant to CDI’s Short-Term Incentive Program. The bonus which would be paid to Mr. Larney upon achieving the target level of performance for a calendar year will be 70% of his base salary. He will be eligible to receive a prorated bonus for 2011. In addition, in recognition of compensation from his previous employer that he forfeited by joining CDI, Mr. Larney will receive a guaranteed bonus of $75,000 on each of the six-month and twelve-month anniversaries of his start date at CDI so long as he remains an employee of the Company at such times.

Equity Awards: Mr. Larney will receive an initial annual equity grant with a value equal to 100% of his base salary, as determined by the Compensation Committee of the Company. This grant will be made at the time, in the form of, and with the terms and conditions determined by the Compensation Committee for the 2011 annual grants to CDI’s executive management group.

Stock Purchase Opportunity Program: Mr. Larney will be eligible to participate in the Company’s Executive Stock Purchase Opportunity Program. Under that program, CDI will grant Mr. Larney 0.4 shares of time-vested deferred stock (“TVDS”) for each such share of CDI stock he purchases (up to 20,000 shares) within a twenty-day period after the start of his employment at CDI. The shares of TVDS will vest 20% per year over five years, and if Mr. Larney sells or transfers any of the underlying shares of CDI stock during the five-year vesting period, then the remaining unvested shares of TVDS will be forfeited. His ability to sell the shares will be subject to CDI’s stock ownership and holding requirements.

Severance: After 90 days of service, Mr. Larney will be eligible to participate in CDI’s Executive Severance Program, which includes a one-year severance arrangement.

In addition to the above compensation terms, Mr. Larney’s Employment Agreement contains covenants restricting him from competing with CDI or soliciting its customers and employees following the expiration or termination of his employment.

Copies of Mr. Larney’s offer letter and Employment Agreement are filed as Exhibits 10.1 and 10.2 hereto and are incorporated by reference in this Form 8-K. The description above is qualified in its entirety by reference to the full text of the offer letter and Employment Agreement.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1    Offer Letter dated August 15, 2011 from CDI Corporation to Robert M. Larney

Exhibit 10.2    Employment Agreement effective August 30, 2011 between CDI Corporation and Robert M. Larney

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: August 31, 2011	By:	/s/ Brian D. Short
Brian D. Short
Senior Vice President, Chief Administrative Officer and General Counsel